As filed with the United States Securities and Exchange Commission on May 30, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CAMECO CORPORATION

(Exact name of registrant as specified in its charter)

Canada	N/A
(State or other jurisdiction of incorporation or Organization)	(IRS Employer Identification No.)

2121 — 11th Street West

Saskatoon, Saskatchewan, Canada S7M 1J3

(306) 956-6200

(Address of Registrant’s Principal Executive Offices and telephone number)

Cameco Corporation Employee Share Ownership Plan

for Employees of Non-Canadian Participating Affiliates

(Full title of the plans)

James Dobchuk, Cameco Inc.

One Southwest Crossing, Suite 210, 11095 Viking Drive

Eden Prairie, Minnesota, USA, 55344

Telephone: (952) 941-2470

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies To:

Sandra W. Cohen, Esq.	Sean Quinn
Osler, Hoskin & Harcourt LLP	Senior Vice-President, Chief
620 8th Avenue, 36th Floor	Legal Officer and Corporate
New York, New York 10018	Secretary
(212) 991-2508	Cameco Corporation
2121 — 11th Street West

Saskatoon, Saskatchewan
Canada S7M 1J3
(306) 956-6220

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares, no par value	125,000	$19.33 (2)	$2,416,250 (2)	$311.22

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers additional shares that may become issuable under the Plan (as defined below) by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company’s outstanding Common Shares. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered and sold pursuant to the employee benefit plan described herein.
(2)	For the purposes of computing the registration fee only. Pursuant to Rules 457(c) and 457(h) of the Securities Act, the Proposed Maximum Offering Price is based upon the average of the high and low prices per share of Common Stock as reported on New York Stock Exchange on May 27, 2014.

SIGNATURES		5
POWER OF ATTORNEY		6
EXHIBIT INDEX		8
EXHIBIT 4.3	Specimen of Common Share Certificate
EXHIBIT 10.1	Cameco Corporation Employee Share Ownership Plan for Employees of Non-Canadian Participating Affiliates
EXHIBIT 23.1	Consent of Independent Registered Public Accounting Firm

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EXPLANATORY NOTE

This registration statement registers Common Shares, no par value (the “Common Shares”), of Cameco Corporation, a corporation organized under the laws of Canada (the “Company”), issuable under the Cameco Corporation Employee Share Ownership Plan for Employees of Non-Canadian Participating Affiliates (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be delivered to participants in the Plan, covered by this Registration Statement, in accordance with Form S-8 and Rule 428 (b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (“Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference.

The following documents filed with the Commission by the Company, pursuant to the Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:

(a)	the Company’s Annual Report on Form 40-F for the fiscal year ended December 31, 2013, filed with the Commission on February 27, 2014;

(b)	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company’s annual report incorporated by reference herein pursuant to (a) above; and

(c)	the description of the Company’s Common Shares contained in the Company’s Annual Report on Form 40-F for the fiscal year ended December 31, 2013 (under the headings “Investor information – Common shares” and “Investor information – Ownership and voting restrictions”) as filed with the Commission on February 27, 2014.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities registered hereby have been sold or which deregisters such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except for information furnished to the Commission that is not deemed to be “filed” for purposes of the Exchange Act (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Section 10(a) prospectus), other documents required to be delivered to eligible employees pursuant to Rule 428(b) or additional information about the Plan are available without charge to participants by contacting Sean Quinn, Corporate Secretary, Cameco Corporation 2121 — 11th Street West, Saskatoon, Saskatchewan Canada S7M 1J3.

Item 4.	Description of Securities.

The Company’s Common Shares are registered under Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under the Canada Business Corporations Act (the “CBCA”), a corporation may indemnify a present or former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity. A corporation may not indemnify an individual unless the individual (a) acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation’s request and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. The indemnification may be made in connection with an action by or on behalf of the corporation or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual’s association with the corporation or other entity as described above, only with court approval and provided the individual fulfills the conditions set out in clauses (a) and (b) above. The aforementioned individuals are entitled to indemnification from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described above if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual described above ought to have done and provided the individual fulfills the conditions set out in clauses (a) and (b) above. A corporation may advance moneys to an individual described above for the costs, charges and expenses of a proceeding described above; however, the individual shall repay the moneys if the individual does not fulfill the conditions set out in clauses (a) and (b) above. To the fullest extent permitted by the CBCA or otherwise by law, Bylaw No. 7 of the Company provides that the Company shall indemnify a director or officer of the Company, a former director or officer of the Company, or another individual who acts or acted at the Company’s request as a director or officer or an individual acting in a similar capacity of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Company or other entity, provided the individual:

(a)	acted honestly and in good faith with a view to the best interests of the Company, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Company’s request; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

The Company shall advance moneys to a director, officer or other individual for the costs, charges and expenses of such proceedings. The individual shall repay the moneys if the individual does not fulfill the conditions of (a) and (b) above.

Bylaw No. 7 of the Company further provides that the above described indemnification provisions are not exclusive of any other rights to which any individual seeking indemnification may be entitled under any agreement, vote of shareholders or directors, at law or otherwise.

The Company maintains policies of insurance for its directors and officers and those of its subsidiaries. In aggregate the policy limit under current policies is Cdn$150 million, of which Cdn$50 million is available solely for reimbursement to directors and officers. Reimbursement coverage is subject to a Cdn$2.5 million deductible for each claim.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement or, where so indicated, have been previously filed and are incorporated herein by reference:

Exhibit No.	Description of Exhibit

4.1	Cameco Corporation Articles of Incorporation and Amendments (1)

4.2	Cameco Corporation Bylaw No. 7 (2)

4.3	Specimen of Common Share Certificate (3)

10.1	Cameco Corporation Employee Share Ownership Plan for Employees of Non-Canadian Participating Affiliates (3)

23.1	Consent of KPMG LLP (3)

24.1	Power of Attorney (included on the signature page hereto) (3)

(1)	Filed as an exhibit to the Report of Foreign Private Issuer on Form 6-K with the Commission on March 14, 2005.
(2)	Filed as an exhibit to the Report of Foreign Private Issuer on Form 6-K with the Commission on May 16, 2014.
(3)	Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13(a) or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby further undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Saskatoon, in the Province of Saskatchewan, on this 30th day of May, 2014.

CAMECO CORPORATION

By:	/s/ Tim S. Gitzel
Name: Tim S. Gitzel
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Saskatoon, in the Province of Saskatchewan, on this 30th day of May, 2014.

CAMECO CORPORATION EMPLOYEE SHARE OWNERSHIP PLAN

By:	/s/ Alice Wong
Name: Alice Wong
Title: Senior Vice-President and Chief Corporate Officer

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Form S-8, solely in the capacity of the duly authorized representative of the registrant in the United States, in the City of Eden Prairie, State of Minnesota, on this 30th day of May, 2014.

CAMECO CORPORATION

By:	/s/ James Dobchuk
	Name:	James Dobchuk
	Title:	Authorized Representative

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sean Quinn and Grant Isaac, and each of them, his/her true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the date set forth beside each of their names and titles.

Signature	Title	Date

/s/ Tim Gitzel	President and Chief Executive Officer and Director (principal executive officer)	May 30, 2014
Tim Gitzel

/s/ Grant Isaac	Senior Vice-President and Chief Financial Officer (principal financial and accounting officer)	May 30, 2014
Grant Isaac

/s/ Ian Bruce	Director	May 30, 2014
Ian Bruce

/s/ Daniel Camus	Director	May 30, 2014
Daniel Camus

/s/ John Clappison	Director	May 30, 2014
John Clappison

/s/ Joe Colvin	Director	May 30, 2014
Joe Colvin

/s/ James Curtiss	Director	May 30, 2014
James Curtiss

/s/ Donald Deranger	Director	May 30, 2014
Donald Deranger

/s/ Catherine Gignac	Director	May 30, 2014
Catherine Gignac

/s/ James Gowans	Director	May 30, 2014
James Gowans

/s/ Nancy Hopkins	Director	May 30, 2014
Nancy Hopkins

/s/ Anne McLellan	Director	May 30, 2014
Anne McLellan

/s/ Neil McMillan	Director	May 30, 2014
Neil McMillan

/s/ Victor Zaleschuk	Director	May 30, 2014
Victor Zaleschuk

/s/ James Dobchuk	Authorized Representative in the United States	May 30, 2014
James Dobchuk

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1	Cameco Corporation Articles of Incorporation and Amendments (1)

4.2	Cameco Corporation Bylaw No. 7 (2)

4.3	Specimen of Common Share Certificate (3)

10.1	Cameco Corporation Employee Share Ownership Plan for Employees of Non-Canadian Participating Affiliates (3)

23.1	Consent of KPMG LLP (3)

24.1	Power of Attorney (included on the signature page hereto) (3)

(1)	Filed as an exhibit to the Report of Foreign Private Issuer on Form 6-K with the Commission on March 14, 2005.
(2)	Filed as an exhibit to the Report of Foreign Private Issuer on Form 6-K with the Commission on May 16, 2014.
(3)	Filed herewith.